Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Consumers Energy Company of our report dated February 10, 2026 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Consumers Energy Company's Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
February 11, 2026